EXHIBIT 99.1
FOR RELEASE: August 6, 2007
Contact: Kevin M. Brophy
Director, Investor Relations
610.645.1020
kmbrophy@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA ANNOUNCES IMPROVED FINANCIAL RESULTS
Net income up six percent
BRYN MAWR, PA, August 6, 2007 — Aqua America, Inc. (NYSE: WTR) today reported improved financial results for the quarter ended June 30, 2007. Strong revenue growth contributed to a six percent rise in net income and fully diluted earnings per share, when compared to the same quarter of 2006.
Operating revenues for the second quarter grew to $150.6 million compared to $131.7 million in the same quarter of 2006. Net income increased $1.3 million to $23.7 million. Fully diluted earnings per share for the quarter increased to $0.18 versus $0.17 in the previous year, on two percent more shares outstanding.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “I am pleased to announce another quarter of improved financial performance. The quarter’s favorable results can be attributed to additional revenues from increased utility rates in various operating subsidiaries and recently acquired companies, offset partially by increased operating costs such as power and chemicals and higher depreciation, property tax and interest expenses.”
For the six months ended June 30, 2007, operating revenues increased to $287.9 million from $249.7 million in the same period of 2006. Net income rose four percent to $40.6 million.
Earning an adequate return on all invested capital remains a key part of Aqua America’s strategy. So far this year, the company has been awarded rate increases in eight operating jurisdictions in Pennsylvania, New Jersey, Ohio, Virginia and four other states designed to increase total operating revenues on an annual basis by approximately $13.8 million. Additionally, eight rate cases have been filed and are pending for water and sewer systems located in Florida, North Carolina, Maine, Indiana and Virginia. Further cases are planned for filing this year for water and wastewater systems in Pennsylvania, Indiana, Missouri, New Jersey, Illinois, North Carolina and Ohio.

The company expects to invest approximately $250 million in capital projects this year. “These system improvements should eventually earn a return through the regulated model,” said DeBenedictis. “Timely recovery of invested capital is a key component of the company’s objectives to grow the dividend and enhance shareholder value. While we have experienced different time periods in the processing of rate cases by different jurisdictions and some cases have met with resistance primarily due to the size of the requested rate increases, we believe the long-term benefits to our customers from having updated, more reliable utility systems should continue to outweigh the challenges associated with the rate making process. We continue to work with various state regulatory officials on the need to reduce the time between capital investment and the necessary rate adjustments, as well as the need for more expedient recovery mechanisms such as qualified infrastructure surcharges and the ability to pass through higher production costs.”
Acquisitions in the first half of 2007 also generated top line revenue growth for the company. During this period, Aqua America acquired 13 utility systems that collectively serve more than 33,000 people, and realized new revenues of $15.4 million from these transactions and other acquisitions closed since the second quarter of 2006.
DeBenedictis said, “The acquisition of New York Water Service Corporation on January 1, 2007 has produced favorable financial results. With the acquisition of 13 other utility systems in the first half of 2007 such as the Aquarion Water Company of Sea Cliff, Inc. in New York serving about 13,000 people, the Village of Manteno in Illinois serving more than 11,000 people, the Lake Holiday water and wastewater companies in Virginia and Harper Water Company, Inc. in Texas serving more than 4,000 people in total, Aqua continues to establish new bases from which it can grow customers and invest needed capital within the premise of the regulated model.”
Operations and maintenance expenses as well as depreciation, interest and property tax expenses were higher in the first half and second quarter of 2007 versus the same time periods of 2006, respectively. “Ongoing costs were up due to new operating costs associated with recent acquisitions and inflationary pressures on power and chemical costs, as well as a 19 percent increase in depreciation expense as a result of significant capital spending and a 14 percent increase in interest expense due to additional borrowings and higher short term rates,” explained DeBenedictis regarding the six month period ended June 30, 2007.
The company’s conference call with analysts will take place on Monday, August 6, 2007 at 11:00 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay beginning at 2:00 p.m. on August 6, 2007 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (passcode 7912647). For international callers, dial 719.457.0820 (passcode 7912647).
Aqua America, Inc. is a U.S.-based publicly-traded water and wastewater utility, serving approximately 2.8 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our plan to continue our long-term strategy including acquisitions and capital investments, our ability to grow acquired operations and invest additional capital, the ability to earn a fair return on our capital investments, the filing of additional rate requests, the estimated annual revenue from rate increases, and projected capital expenditures. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

The following table shows selected operating data for the quarters and six months ended June 30, 2007 and 2006 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

	(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$150,624	$131,749	$287,925	$249,698

Net income	$23,727	$22,386	$40,585	$38,950

Basic net income per share	$0.18	$0.17	$0.31	$0.30

Diluted net income per share	$0.18	$0.17	$0.30	$0.30

Average common shares outstanding:
Basic	132,652	129,860	132,504	129,522

Diluted	133,520	130,952	133,404	130,734

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$150,624	$131,749	$287,925	$249,698

Cost & expenses:
Operations and maintenance	63,334	55,433	123,629	106,749
Depreciation	20,456	17,255	40,592	34,085
Amortization	1,233	888	2,442	2,002
Taxes other than income taxes	10,831	8,084	22,747	16,151

Total	95,854	81,660	189,410	158,987

Operating income	54,770	50,089	98,515	90,711

Other expense (income):
Interest expense, net	16,441	14,744	32,990	28,916
Allowance for funds used during construction	(742)	(1,280)	(1,463)	(2,198)
Gain on sale of other assets	(319)	(476)	(388)	(743)

Income before income taxes	39,390	37,101	67,376	64,736
Provision for income taxes	15,663	14,715	26,791	25,786

Net income	$23,727	$22,386	$40,585	$38,950

Net income	$23,727	$22,386	$40,585	$38,950
Other comprehensive income, net of tax:
Unrealized holding gain on certain investments	213	199	218	199
Comprehensive income	$23,940	$22,585	$40,803	$39,149

Net income per common share:
Basic	$0.18	$0.17	$0.31	$0.30
Diluted	$0.18	$0.17	$0.30	$0.30

Average common shares outstanding:
Basic	132,652	129,860	132,504	129,522

Diluted	133,520	130,952	133,404	130,734

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	June 30,	December 31,
	2007	2006

Net property, plant and equipment	$2,646,778	$2,505,995
Current assets	119,099	134,700
Regulatory assets and other assets	310,657	237,208

	$3,076,534	$2,877,903

Common stockholders’ equity	$944,266	$921,630
Long-term debt, excluding current portion	1,040,069	951,660
Current portion of long-term debt and loans payable	209,620	150,305
Other current liabilities	75,165	105,306
Deferred credits and other liabilities	807,414	749,002

	$3,076,534	$2,877,903